Exhibit 99.1
Post Holdings Promotes Matt Mainer to Senior Vice President, Chief Financial Officer and Treasurer; Jeff Zadoks to Executive Vice President and Chief Operating Officer
ST. LOUIS – November 16, 2022 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced two promotions. Matt Mainer, currently Senior Vice President and Treasurer, was promoted to the position of Senior Vice President, Chief Financial Officer and Treasurer. Jeff Zadoks, currently Executive Vice President and Chief Financial Officer was promoted to the position of Executive Vice President and Chief Operating Officer. Both appointments are effective December 1, 2022.
Mr. Mainer will join and Mr. Zadoks will continue to serve on Post’s executive management team. Both report to Post’s President and Chief Executive Officer, Robert V. Vitale.
Mainer’s role as Treasurer will continue with the added responsibilities of Chief Financial Officer. Zadoks’ role as Chief Operating Officer will include working with each of the presidents of Post’s businesses to drive operational excellence, better collaboration, cost reduction and revenue opportunities across the portfolio. Zadoks will continue to have accountability over the company’s procurement function.
Zadoks joined Post in 2011 as Corporate Controller and was named Chief Financial Officer in 2014 and Executive Vice President in 2017. Prior to his appointment at Post, Zadoks served as Senior Vice President and Chief Accounting Officer of RehabCare Group, a national rehabilitation services company. Previously, Zadoks was the Corporate Controller at MEMC Electronic Materials (SunEdison). He started his career in the audit practice at KPMG.
Mainer joined Post in 2015 as Vice President and Treasurer. Prior to his experience at Post, Mainer served as the Assistant Treasurer at Mallinckrodt Pharmaceuticals and as Vice President and Treasurer at ESCO Technologies.
“I am delighted for both Jeff and Matt in their new roles,” said Robert Vitale, Post’s President and Chief Executive Officer. “Matt has been instrumental in executing Post’s most complicated financial transactions and Jeff has been essential to our success the past decade. I am privileged to continue to work with each of them.”
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal category and also markets Peter Pan® nut butters. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the global convenient nutrition category through its minority ownership of BellRing Brands, Inc., a publicly-traded holding company offering ready-to-drink shake and powder protein products. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

Contact:
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

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